For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES FIRST QUARTER 2020 RESULTS

SEGUIN, Texas, May 6, 2020 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2020.

Highlights for the Quarter

•Record net income for the first quarter of $15.5 million, up 1.8%
•Record net sales for the first quarter of $314.4 million, up 20%
▪Industrial Division net sales $230.0 million, up 32.5%
•Agricultural Division net sales $84.5 million, down 4.4%
•EBITDA for the first quarter of $35.0 million, up 20.9%(1)
•Backlog at $232.6 million, down 9.8% from the first quarter of 2019 and down 10.9% compared to the fourth quarter of 2019
•Beginning of adverse impact from COVID-19 pandemic

Summary of Results
Alamo Group's net sales for the first quarter of 2020 were $314.4 million compared to net sales of $261.9 million in the first quarter of 2019, an increase of 20.0%. Net income for the quarter was $15.5 million, or $1.31 per diluted share, compared to $15.3 million or $1.30 per diluted share, in the first quarter of 2019, an increase of 1.8% in net income and 0.8% in net income per diluted share.
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The results for the first quarter of 2020 include the effects of the acquisition of Dutch Power, which was completed in March 2019, and the acquisition of Morbark, completed in October 2019. Together these acquisitions contributed $66.5 million to net sales and $3.5 million to net income in the first quarter of 2020 compared to $3.6 million in net sales and $0.2 million in net income in the first quarter of 2019.(1) The acquisition of Dixie Chopper was completed in September 2019, however its contribution to consolidated results in the quarter was not material. The above results also include the negative effects of non-cash inventory step up charges of approximately $2.0 million in the first quarter of 2020 related to the Morbark acquisition.(1)

Results by Division

Net sales for Alamo Group's Industrial Division in the first quarter of 2020 were $230.0 million, an increase of 32.5% compared to net sales of $173.5 million in the first quarter of 2019. The Division's income from operations for the quarter was $18.1 million, compared to $16.9 million in the previous year's first quarter, an increase of 6.9%. The Division's first quarter results included the effects of the acquisitions of Dutch Power and Morbark mentioned previously. These acquisitions contributed $66.5 million to net sales and $4.3 million to income from operations in the first quarter of 2020 compared to $3.6 million in net sales and $0.3 million in income from operations contributed by Dutch Power in the previous year's first quarter. The above results include the negative effects of non-cash inventory step up charges of approximately $2 million mentioned above. The Industrial Division's first quarter sales were up significantly compared to first quarter sales in 2019, primarily due to the addition of these two acquisitions. Income from operations was up much less because of the impact of COVID-19 issues which began to materially affect the Division in March. These COVID-19 impacts included the temporary closure of the Division’s Rivard operation in France as well as temporary plant closures in Canada and other operational disruptions throughout North America which resulted from a combination of health concerns, government directives, supply chain disruptions and customer delivery restrictions.
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The Company's Agricultural Division net sales in the first quarter of 2020 were $84.5 million, compared to net sales of $88.4 million in the first quarter of 2019, a decrease of 4.4%. The Division's income from operations for the quarter was $5.7 million, compared to $5.7 million in the previous year's first quarter, flat on a comparative basis. The Division’s first quarter results were showing improvement from the soft agricultural market conditions of the last several years, but this trend turned negative in March as a result of the COVID-19 pandemic. The Division’s North American units, which benefited from the contributions of Dixie Chopper held up reasonably well, though the Company’s agricultural units in England and France both experienced temporary plant closures in March which caused the decline in the Division’s overall results.

Comments on Results

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented on first quarter results as follows, "Given the unprecedented situation in which we are now operating, we feel our first quarter 2020 results were reasonable. January and February produced good results and we were on track for a record first quarter, which we were expecting given the benefits of the acquisitions we completed last year. March also started off well, but as the impact of the COVID-19 pandemic began to hit hard and fast, operations were adversely affected. Still, with the help of our backlog and the dedication of our work force, we were able to maintain record results, despite the operational slowdown in March. The adverse environment created by the COVID-19 pandemic, however, has continued into April and will certainly impact our second quarter results.

“Looking ahead, the level of uncertainty remains high and it is impossible to predict in precise terms how our business will be affected.

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“For Alamo Group, our first priority is and will remain the health and safety of our employees. While we will continue to support the needs of our customers, we will do so in accordance with recommended standards for safety and hygiene in the workplace.

“We believe we will continue to benefit from our relatively healthy backlog and are pleased that orders received in the first quarter were at a decent pace, although they certainly slowed down in March and as we moved into April. There were also a few order cancellations but even more customer requests for shipment delays. However, in total, our backlog should allow us to continue to operate at a reasonable, though reduced, pace of production.

“Disruptions in our supply chain have marginally affected the Company's ability to perform, and so far there have been no major issues that have materially impacted our ability to meet our current needs. For the most part, our suppliers are operating in a fashion similar to ourselves - functioning, though at a reduced level. They are also experiencing temporary plant closures. But through existing inventory and working with suppliers to focus on critical components, there has been limited disruption in our overall order fulfillment.

“As we have been doing since this situation began, we continue to quickly and appropriately adjust our operations in response to changes in demand while meeting any and all governmental directives. This has included closing plants temporarily as business and health conditions warrant, allowing employees who can work remotely to do so, adjusting our staffing levels through various temporary furlough measures, taking extra care to ensure our workplaces are clean and safe, and a variety of other such actions. In general we are pleased that as of today, all of our major facilities are operating at some, though varying, levels of production. Based on Alamo's current level of operation and in accordance with the measures outlined above, out of a total staff of approximately 4,230, at the end of April, about 744 employees were on some form of furlough, temporary layoff, or other excused absences relating to
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COVID-19. Approximately 35% of these are outside the U.S. In addition, Alamo has nearly 538 members of staff working remotely as of the end of April. These numbers change on a daily basis as conditions warrant. While the Company is taking aggressive steps to manage its staffing levels, it is harder to estimate the related costs of these measures, as some employees on furlough can either take advantage of available vacation pay or file for unemployment benefits. Also, various countries in which we operate have different schemes related to COVID -19 in place to reimburse companies for a percentage of wage costs relating to furloughed employees.

“We are also taking a number of actions to maintain our financial stability as a company. These include adjusting our staffing levels continuously based on changes in demand, freezing and/or rolling back pay increases for all salaried employees in the U.S. and most of our international operations, restricting travel, limiting capital expenditures, temporarily suspending the Company's share repurchase program, implementing controls to reduce inventory levels to match current demand and delaying some development initiatives, among other measures focused on cost control and cash management. Our Board of Directors has also voluntarily agreed to suspend cash compensation for independent members until further notice.

“As a result of the above referenced cost control and cash management measures, we feel good about our financial condition. Due to the normal seasonality of working capital requirements, we usually have large negative first quarter operating cash flows, which were in the neighborhood of $30 million in each of the past two years. During the first quarter of 2020, we generated almost $6 million of positive operating cash flow. This positive cash flow trend, largely driven by favorable working capital change comps, began in 2019 due to slowing sales growth and is expected to continue in 2020 due to the impact of COVID-19. While our debt levels are higher than usual for our Company as a result of the high level of acquisition activity last year, our leverage remains reasonable and below our credit agreement covenant
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thresholds, and this is before taking into account the over $80 million in cash on hand. The Company currently has adequate cash on hand and credit availability under our existing credit facilities, and while we cannot forecast the duration and full impact of the COVID-19 pandemic, we do not anticipate any near-term liquidity issues.

“In addition to the cost cutting and cash conservation measures already implemented, we are reviewing other potential future actions and are committed to making ongoing changes and adjustments as conditions warrant to maintain our financial health and stability.

“As a result, we currently believe that with our current staffing availability, inventory levels, supply chain capabilities and orders in hand, Alamo Group is in a position to continue operating at a steady, but reduced level in the second quarter of 2020 assuming there are no further adverse setbacks in the overall coronavirus situation. We estimate sales in the second quarter could be off as much as 10-15% from the levels achieved in the first quarter of 2020, with an even greater impact on profitability.

“However, even if the pandemic outlook starts to improve and manufacturing companies can start to operate in a more normal fashion in the second half of 2020, order bookings will have to improve during the second quarter to ensure we have sufficient orders to maintain economic operating levels. We are pleased that customer inquiries are continuing at a healthy pace, but converting them into backlog will become more critical as the quarter progresses and this will be a key factor in deciding when furloughed employees will be recalled and at what level.

“So, in total, given the incredible impact COVID-19 has had on the world and our business in general, we at Alamo Group are pleased with the way we have managed our way through the crisis to date. We are grateful for the dedication our entire workforce has shown us and for the ongoing support from both our suppliers and customers. We are pleased with our first quarter results and feel we are in good shape to
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maintain our operational effectiveness in the second quarter barring any further setbacks in the health situation. And, while we certainly need new orders to sustain us in the second half of the year, we feel our financial stability should allow us to maintain operations in an orderly fashion during this pandemic and as business returns to more normal conditions. We are grateful for your continued understanding and support.”
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Earnings Conference Call
Alamo Group will host a conference call to discuss the results on Thursday, May 7, 2020 at 11:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 800-208-1711 (domestic) or 323-994-2082 (international). For interested individuals unable to join the call, a replay will be available until Tuesday, May 12, 2020 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 3220598.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Thursday, May 7, 2020, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,230 employees and operates 30 plants in North America, Europe, Australia and Brazil as of March 31, 2020. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

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Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$84,425	$39,023
Accounts receivable, net	248,773	269,785
Inventories	273,648	211,355
Other current assets	17,121	11,824
Total current assets	623,967	531,987

Rental equipment, net	52,045	49,342

Property, plant and equipment	156,380	101,737

Goodwill	195,561	88,821
Intangible assets	202,344	63,568
Other non-current assets	19,579	16,798

Total assets	$1,249,876	$852,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$88,891	$70,251
Income taxes payable	2,079	2,019
Accrued liabilities	52,923	42,490
Current maturities of long-term debt and finance lease obligations	18,826	134
Total current liabilities	162,719	114,894

Long-term debt, net of current maturities	471,429	180,234
Long-term tax liability	6,778	6,378
Deferred pension liability	1,654	1,832
Other long-term liabilities	25,307	13,127
Deferred income taxes	21,580	14,304

Total stockholders’ equity	560,409	521,484

Total liabilities and stockholders’ equity	$1,249,876	$852,253

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	3/31/2020	3/31/2019
Net sales:
Industrial	$229,975	$173,530
Agricultural	84,473	88,404
Total net sales	314,448	261,934

Cost of sales	235,508	198,626
Gross margin	78,940	63,308
	25.1%	24.2%

Selling, general and administration expense	51,248	39,847
Amortization Expense	3,836	855
Income from operations	23,856	22,606
	7.6%	8.6%

Interest expense	(5,519)	(1,450)
Interest income	356	173
Other income (expense)	2,341	(389)

Income before income taxes	21,034	20,940
Provision for income taxes	5,506	5,687

Net Income	$15,528	$15,253

Net income per common share:

Basic	$1.32	$1.30

Diluted	$1.31	$1.30

Average common shares:
Basic	11,761	11,698

Diluted	11,827	11,777

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS, each adjusted to exclude the impact of the recently completed acquisitions, and related interest expense, all of which are non-GAAP financial measures. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended
	March 31,
	2020	2019

Net Sales (consolidated) - GAAP	$314,448	$261,934
(less: net sales attributable to acquisitions)	(66,528)	(3,613)
Net Sales less acquisitions (consolidated) - non-GAAP	$247,920	$258,321

Net Sales (Industrial Division) - GAAP	$229,975	$173,530
(less: net sales attributable to acquisition)	(66,528)	(3,613)
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$163,447	$169,917

Net Sales (Agricultural Division) - GAAP	$84,473	$88,404
(less: net sales attributable to acquisitions)	—	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$84,473	$88,404

Operating Income (consolidated) - GAAP	$23,856	$22,606
(less: operating income attributable to acquisitions)	(4,305)	(252)
Operating Income less acquisitions (consolidated) - non-GAAP	$19,551	$22,354

Net Income (consolidated) - GAAP	$15,528	$15,253
(less: net income attributable to acquisitions)	(3,535)	(178)
Net Income less acquisitions (consolidated) - non-GAAP	$11,993	$15,075

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions, Acquisition Expenses, and Tax Reform

	Three Months Ended
	March 31,
	2020	2019

Operating Income - GAAP	$23,856	$22,606
(adjust: results from acquisitions)
earnings from acquisitions	(9,226)	(252)
acquisition inventory step-up charge	1,951	—
amortization expense	2,970	—
Adjusted Operating Income - non-GAAP	$19,551	$22,354

Net Income - GAAP	$15,528	$15,253
(add: results from acquisitions)	(3,535)	(178)
(add: interest expense relating to acquisitions)	3,267	137
Acquisition Adjusted Net Income - non-GAAP	$15,260	$15,211

Diluted EPS - GAAP	$1.31	$1.30
(add: results from acquisitions)	(0.30)	(0.02)
(add: interest expense relating to acquisitions)	0.28	0.01
Acquisition Adjusted Diluted EPS - non-GAAP	$1.29	$1.29

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended March 31,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$229,975	$173,530	32.5%	$(536)	(0.3)%
Agricultural	84,473	88,404	(4.4)%	(1,416)	(1.6)%
Total net sales	$314,448	$261,934	20.0%	$(1,952)	(0.7)%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	March 31, 2020	March 31, 2019	Net Change

Current maturities	$18,826	$134
Long-term debt,net of current	471,429	180,234
Total debt	$490,255	$180,368

Total cash	84,425	39,023
Total Debt Net of Cash	$405,830	$141,345	$264,485

EBITDA
	Three Months Ended		Trailing Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	December 31, 2019

Income from operations	$23,856	$22,606	$95,898	$94,648
Depreciation	7,140	5,426	26,021	24,307
Amortization	4,003	910	9,046	5,953
EBITDA	$34,999	$28,942	$130,965	$124,908

Adjusted EBITDA
	Three Months Ended		Trailing Twelve Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	December 31, 2019

Income from operations	$23,856	$22,606	$95,898	$94,648
adjust: acquisition inventory step-up charge	1,951	—	5,202	3,251
Adjusted Income from operations	$25,807	$22,606	$101,100	$97,899
Depreciation	7,140	5,426	26,021	24,307
Amortization	4,003	910	9,046	5,953
Adjusted EBITDA	$36,950	$28,942	$136,167	$128,159